Exhibit 4.63

Confidential

EXCLUSIVE PURCHASE OPTION AGREEMENT

Regarding

[BEIJING YOUYUE HUDONG INFORMATION SCIENCE CO., LTD.]

By and among

[TAO LU

HUI SONG]

AND OTHERS

[BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.]

And

[BEIJING YOUYUE HUDONG INFORMATION SCIENCE CO., LTD.]

December 1, 2015

EXCLUSIVE PURCHASE OPTION AGREEMENT

This EXCLUSIVE PURCHASE OPTION AGREEMENT (this “Agreement”) is entered into on December 1, 2015 in [Beijing], the People’s Republic of China (“China” or “PRC”) by and among the following parties:

1.              [BEIJING YOUYUE HUDONG INFORMATION SCIENCE CO., LTD.] (the “Domestic Company”)

Registered address: Building 2, No.12 Jia, West Dawang Road, Chaoyang District, Beijing (No.22678, Fuhuaqi, National Advertising Industry Park)

2.              [TAO LU], a citizen of China;

3.              [HUI SONG], a citizen of China;

4.              [YU ZHANG], a citizen of China;

(TAO LU, HUI SONG, YU ZHANG are hereinafter individually and collectively referred to as the “Existing Shareholder(s)”.)

5.              [BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.], (the “WFOE”)

Registered address: [South of 04-00 & 01, 14F, No.35 Anding Road, Chaoyang District, Beijing]

(For the purpose of this Agreement, the above parties are hereinafter individually referred to as a “Party” and collectively as the “Parties”.)

WHEREAS:

(1) The Existing Shareholders legally hold all the equity interests in the Domestic Company as of the date hereof.

(2) The Existing Shareholders intend to transfer all of their respective equity interests in the Domestic Company to the WFOE and/or any other entity or individual designated by the WFOE and WFOE intends to accept such transfer, subject to PRC Laws.

(3) In order to realize the above equity transfer, the Existing Shareholders agree to jointly grant the WFOE an exclusive and irrevocable option to purchase the equity interest (the “Purchase Option”), pursuant to which, the Existing Shareholders shall, upon the WFOE’s request, transfer the Option Equity Interests (as defined below) to the WFOE and/or any other entity or individual designated by the WFOE in accordance with the terms of this Agreement and subject to PRC Laws.

(4) The Domestic Company agrees the Existing Shareholders to grant the Purchase Option to the WFOE according to this Agreement.

NOW, THEREFORE, upon negotiations, the Parties agree as follows:

ARTICLE I. DEFINITIONS

1.1                   Unless otherwise provided according to the context, in this Agreement, the following terms shall have the meanings given below:

“Authorized Person”	has the meaning as specified in Article 3.7 hereof.

“Business Licenses”

refers to any approval, permit, filing, registration etc. required for the Domestic Company to legally and effectively carry out [its Internet information services], including but not limited to the Business License for Enterprise Legal Person, Tax Registration Certificate, other licenses regarding the business operation, and other relevant permits and licenses as required by PRC Laws then in effect.

“Defaulting Party”	has the meaning as specified in Article 10.1 hereof.

“Default”	has the meaning as specified in Article 10.1 hereof.

“Exercise Notice”	has the meaning as specified in Article 3.5 hereof.

“the Domestic Company’s
Registered Capital”

refers to the registered capital of [RMB1 million] of the Domestic Company as of the date hereof, and any increased registered capital as a result of capital increase during the term of this Agreement.

“the Domestic Company’s Assets”

refers to all tangible and intangible assets that the Domestic Company owns or has the right to use during the term of this Agreement, including but not limited to any real properties, personal properties, as well as intellectual properties such as trademarks, copyrights, patents, proprietary technologies, domain names, software use rights.

“Material Agreements”

refers to agreements to which the Domestic Company is a party and which has material effect on the Domestic Company’s business or assets, including but not limited to the Exclusive Technology License and Services Agreement by and between the Domestic Company and the WFOE and other agreements regarding the business of the Domestic Company.

“Non-defaulting Party”	has the meaning as specified in Article 10.1 hereof.

“Option Equity Interests”

with respect to the Existing Shareholders, refers to all of his/her equity interests in the Domestic Company’s Registered Capital, which refers to 100% of the equity interests in the Domestic Company’s Registered Capital.

“PRC Laws”	refers to the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory instruments of China then in effect.

“Power of Attorney”	has the meaning as specified in Article 3.7 hereof.

“Such Right”	has the meaning as specified in Article 11.5 hereof.

“Shareholding Percentage Cap”	has the meaning as specified in Article 3.2 hereof.

“Transfer Equity Interests”

refers to the equity interests in the Domestic Company that the WFOE is entitled to the Existing Shareholders to transfer to the WFOE or any of its designated entity or individual according to Article 3.2 hereof when the WFOE exercises its Purchase Option (the “Exercise”), the amount of which may be all or part of the Option Equity Interests, to be determined in the sole discretion by the WFOE according to the PRC Laws then in effect and its own commercial considerations.

“Transfer Price”

refers to, in accordance with Article IV hereof, all the consideration which shall be paid by the WFOE or its designated entity or individual to the Existing Shareholders for acquiring the Transferred Equity Interests upon each Exercise.

1.2                   Reference to any PRC Laws hereunder shall be deemed to include:

(1)         any amendments, changes, extensions and reenactment pertaining to such PRC Laws, whether the effective dates of which are prior to or after the date of this Agreement; and

(2)         any other decisions, notices and regulations promulgated in accordance with or taking effect as a result of such PRC Laws.

1.3                   Unless otherwise provided in the context hereof, references to the articles and clauses in this Agreement shall mean the corresponding articles and clauses of this Agreement.

ARTICLE II. GRANT OF PURCHASE OPTION

2.1                   The Existing Shareholders hereby agree to irrevocably and unconditionally grant to the WFOE an exclusive Purchase Option, pursuant to which the WFOE shall be entitled, subject to PRC Laws, to request the Existing Shareholders to transfer the Option Equity Interests to the WFOE or other entity or individual designated by the WFOE in accordance with this Agreement.  The WFOE hereby agrees to accept such Purchase Option.

2.2                   The Domestic Company hereby agrees to the grant of such Purchase Option to the WFOE by the Existing Shareholders in accordance with Article 2.1 above and other provisions of this Agreement.

ARTICLE III. EXERCISE

3.1                   To the extent as allowed under the PRC Laws, the WFOE shall have the absolute sole discretion as to determine the timing, method and number of times of its Exercise.

3.2                   In the event that the PRC Laws then in effect allow the WFOE and/or other entity or individual designated by the WFOE to hold all the equity interests in the Domestic Company, the WFOE shall have the right to choose to exercise all of its Purchase Option at one time or by installment, pursuant to which the WFOE and/or other entity or individual designated by the WFOE will purchase all of the Option Equity Interests from the Existing Shareholders at one time or by installment; in the event that the PRC Laws then in effect only allow the WFOE and/or other entity or individual designated by the WFOE to hold part of the equity interests in the Domestic Company, the WFOE shall have the right to determine the amount of the Transferred Equity Interests which shall not exceed the upper limit of the shareholding percentage as provided by PRC Laws then in effect (the “Shareholding Percentage Cap”), pursuant to which the WFOE and/or other entity or individual designated by the WFOE will purchase such amount of the Transferred Equity Interests from the Existing Shareholders.  Under the latter circumstance, with the gradual increase of the Shareholding Percentage Cap allowed under the PRC Laws, the WFOE shall have the right to exercise its Purchase Option for more than one time accordingly, so as to ultimately obtain all of the Option Equity Interests.

3.3                   Upon each Exercise, the WFOE shall have the right to determine at its sole discretion the amount of the Transferred Equity Interests that shall be transferred by the Existing Shareholders to the WFOE and/or other entity or individual designated by the WFOE under such Exercise, and the Existing Shareholders shall transfer the Transferred Equity Interests in the amount determined by the WFOE to the WFOE and/or other entity or individual designated by the WFOE.  The WFOE and/or other entity or individual designated by the WFOE shall pay the Transfer Price for the acquired Transferred Equity Interests to the Existing Shareholders who sell such Transferred Equity Interests under each Exercise.  The WFOE and/or other entity or individual designated by the WFOE shall have the right to offset the Transfer Price by the creditor’s rights held by it against the Existing Shareholders (including but not limited to loans).

3.4                   Upon each Exercise, the WFOE may purchase the Transferred Equity Interests on its own or designate any third party to purchase all or part of the Transferred Equity Interests.

3.5                   After the WFOE determines to exercise its Purchase Option, it shall deliver a notice on Exercise of Purchase Option to the Existing Shareholders (the “Exercise Notice”, a form of which is set forth in Exhibit I attached hereto).  After receiving the Exercise Notice, the Existing Shareholders shall, according to the Exercise Notice, promptly transfer the Transferred Equity Interests to the WFOE and/or other entity or individual designated by the WFOE at one time in the manner as provided in Article 3.3 hereof.

3.6                   The Existing Shareholders hereby covenant and guarantee, once the WFOE delivers the Exercise Notice, the Existing Shareholders shall:

(1)                                 promptly adopt written resolutions and carry out all other necessary actions to approve the transfer of all the Transferred Equity Interests to the WFOE and/or other entity or individual designated by the WFOE at the Transfer Price;

(2)                                 promptly execute the equity transfer agreement with the WFOE and/or other entity or individual designated by the WFOE regarding the transfer of all the Transferred Equity Interests to the WFOE and/or other entity or individual designated by the WFOE at the Transfer Price; and

(3)                                 pursuant to the WFOE’s request and the provisions of laws and regulations, provide necessary assistance to the WFOE (including the provision and execution of all relevant legal documents, performance of all necessary procedures of government approvals and registrations and all relevant obligations), so as to ensure the WFOE and/or other entity or individual designated by the WFOE can obtain all of the Transferred Equity Interests without legal defects.

3.7                   The Existing Shareholders agree that, upon execution of this Agreement, the Existing Shareholders shall each execute a power of attorney (the “Power of Attorney”, form of which is set forth in Exhibit II attached hereto), authorizing in writing any person appointed by the WFOE (the “Authorized Person”) to represent the Existing Shareholders to execute any and all necessary legal documents according to this Agreement, so as to ensure the WFOE and/or other entity or individual designated by the WFOE can obtain all of the Transferred Equity Interests without legal defects.  Such Power of Attorney shall be kept in the WFOE’s custody, and where necessary, the WFOE may request at any time the Existing Shareholders to execute multiple counterparts of such Power of Attorney and submit such to the relevant government authorities.  Only when the WFOE delivers written notice to the Existing Shareholders requesting replacement of the Authorized Person, shall the Existing Shareholders promptly revoke the authorization to the existing Authorized Person and authorize the Authorized Person otherwise appointed by the WFOE to represent the Existing Shareholders to execute any and all necessary legal documents according to this Agreement, and the new Power of Attorney, once executed, shall supersede the original Power of Attorney; except for the above circumstance, the Existing Shareholders shall not revoke the Power of Attorney made to the Authorized Person.

ARTICLE IV. TRANSFER PRICE

4.1                   Upon each Exercise by the WFOE, the Transfer Price to be paid by the WFOE or the entity or individual designated by the WFOE to the Existing Shareholders shall be the amount of the Domestic Company’s Registered Capital at that time multiplying by the percentage of the Transferred Equity Interests in the total equity interests of the Domestic Company.  In the event there is any compulsory requirement provided by PRC Laws then in effect with respect to the Transfer Price, the WFOE or the entity or individual designated by the WFOE shall be entitled to purchase the Transferred Equity Interests at a Purchase Price which is the lowest price allowed under the PRC Laws.

4.2                   The WFOE and/or other entity or individual designated by the WFOE shall have the right to offset the Transfer Price by the creditor’s rights held by it against the Existing Shareholders (including but not limited to loans).

ARTICLE V. REPRESENTATIONS AND WARRANTIES

5.1                   The Existing Shareholders and the Domestic Company hereby severally and jointly represent and warrant as follows, and such representations and warranties shall remain in effect as if they are made upon the transfer of the Option Equity Interests.

5.1.1                     The Existing Shareholders are Chinese citizens with full civil capacity, full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an eligible party to litigation independently.

5.1.2                     The Domestic Company is a limited liability company duly registered and existing under the PRC Laws with independent legal person status, full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an eligible party to litigation independently.

5.1.3                     The Existing Shareholders and the Domestic Company have the full power and authorization to execute and deliver this Agreement and all other documents relevant to the contemplated transaction hereunder to be executed by them, and to consummate the contemplated transaction hereunder. The execution or performance of this Agreement will not in any material aspect violate or have conflicts with (i) any agreement, arrangement or obligation of which the Existing Shareholder or the Domestic Company is a party; or (ii) any existing regulatory laws, regulations, statutes or policies in effect.

5.1.4                     This Agreement shall be legally and duly executed and delivered by the Existing Shareholders and the Domestic Company.  This Agreement shall constitute legal and binding obligation upon the Existing Shareholders, and can be enforced against the Existing Shareholders in accordance with this Agreement.

5.1.5                     The Existing Shareholders are the registered legal owners of the Option Equity Interests when this Agreement comes into effect.  Except for the rights created under this Agreement, the Equity Pledge Agreement by and among the Existing Shareholders and the WFOE, and the Shareholders’ Voting Rights Delegation Agreement by and among the Existing Shareholders, the WFOE and the Domestic Company, the Option Equity Interests shall be free of any lien, pledge, claim and other encumbrances and third party rights.  Pursuant to this Agreement, after the Exercise, the WFOE and/or other entity or individual designated by the WFOE shall obtain the title to the Transferred Equity Interests which is in good standing and free of any lien, pledge, claim and other encumbrances and third party rights.

5.1.6                     As of the date of this Agreement, the Domestic Company has no pending or potential litigations, arbitrations or administrative investigations relating to its equity interests, assets or the Domestic Company.

5.2                   The WFOE hereby represents and warrants as follows:

5.2.1                     The WFOE is a wholly foreign-owned limited liability company duly registered and existing under the PRC Laws with independent legal person status. The WFOE has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as a party to litigation independently.

5.2.2                     The WFOE has the full internal corporate power and authorization to execute and deliver this Agreement and all other documents relevant to the transactions contemplated hereunder to be executed by it, and the full power and authorization to consummate the contemplated transaction hereunder.

5.2.3                    This Agreement shall be legally and duly executed and delivered by the WFOE. This Agreement constitutes legal and binding obligations of the WFOE.

ARTICLE VI. COVENANTS OF EXISTING SHAREHOLDERS

The Existing Shareholders hereby covenant as follows:

6.1                   During the term of this Agreement, the Existing Shareholders shall take all necessary measures to ensure that the Domestic Company is able to obtain in a timely manner all Business Licenses required to carry out its business operations and maintain all the Business Licenses in effect at any time.

6.2                   During the term of this Agreement, without the prior written consent of the WFOE:

6.2.1                     the Existing Shareholders shall not transfer or otherwise dispose of any Option Equity Interests or create any encumbrances or other third party rights thereon;

6.2.2                     the Existing Shareholders shall not increase or reduce the Domestic Company’s Registered Capital or alter the shareholding structure of the Domestic Company as of the date of this Agreement in any manner;

6.2.3                     the Existing Shareholders shall not transfer, pledge or dispose of in any other manner or cause the management of the Domestic to transfer, pledge, or dispose of any of the Domestic Company’s Assets, lawful income or profits (except for those during the ordinary business operation);

6.2.4                     the Existing Shareholders shall not terminate or cause the management of the Domestic Company to terminate any of the Material Agreements executed by the Domestic Company, or to enter into any other agreements in conflict with the existing Material Agreements;

6.2.5                     the Existing Shareholders shall not appoint or replace any directors, supervisors, or any other management personnel of the Domestic Company which may be appointed and removed by the Existing Shareholders;

6.2.6                     the Existing Shareholders shall not cause or approve the Domestic Company to declare any distribution of or actually distribute any distributable profits, dividends or dividend on shares;

6.2.7                     the Existing Shareholders shall ensure the Domestic Company being duly existing and not terminated, liquidated or dissolved;

6.2.8                     any of the Existing Shareholders shall not cause or approve the Domestic Company to amend its articles of association;

6.2.9                     any of the Existing Shareholders shall ensure the Domestic Company not to lend or borrow any loan or provide guarantee or security of any kind, or to undertake any other material obligations beyond its ordinary business operations; or

6.2.10              any of the Existing Shareholders shall ensure the Domestic Company not to merge with any third party, acquire the assets or equity interests of any third party, or otherwise invest in any third party.

6.3                   During the term of this Agreement, the Existing Shareholders shall take all necessary measures to ensure that the Domestic Company appoints directors, supervisors, or any other management personnel of the Domestic Company which may be appointed and removed by the Existing Shareholders pursuant to instructions of the WFOE.

6.4                   During the term of this Agreement, the Existing Shareholders shall timely notify the WFOE regarding any potential or pending litigations, arbitrations or administrative procedures relating to the assets, business or revenues of the Domestic Company.

6.5                   During the term of this Agreement, the Existing Shareholders shall ensure to pay the WFOE all the received profits or other distributions of the Domestic Company if the WFOE agrees that the Domestic Company distributes dividends or profits to the Existing Shareholders.

6.6                   During the term of this Agreement, the Existing Shareholders shall use their best endeavors and take all necessary measures to safeguard their share rights and interests in the Domestic Company, including but not limited to executing all necessary documents, bringing all necessary actions and taking all necessary means of defense.

6.7                   The Existing Shareholders shall strictly comply with the terms of this Agreement and other agreements entered with the Domestic Company or the WFOE, and shall do any act or omit to do any act which may damage the effectiveness and compulsory enforcement of such agreements.

ARTICLE VII. COVENANTS OF THE DOMESTIC COMPANY

7.1                   In the event that the execution and performance of this Agreement and the grant of the Purchase Option hereunder are subject to any third party consent, permit, waiver, authorization or any governmental approval, permit, exemption or registration or filing procedures with any government authorities (if legally required), the Domestic Company shall use its best endeavors to assist in satisfying the above requirements.

7.2.                Without the prior written consent of the WFOE, the Domestic Company shall not take any of the following conducts:

7.2.1                     amending the articles of association of the Domestic Company, increasing or reducing the Domestic Company’s Registered Capital or altering the shareholding structure of the Domestic Company as of the date of this Agreement in any manner;

7.2.2                     assisting or permitting the Existing Shareholders to transfer or otherwise dispose of any Option Equity Interests or create any encumbrances or other third party rights thereon;

7.2.3                     terminating any of the Material Agreements executed by the Domestic Company, or entering into any other agreements in conflict with the existing Material Agreements;

7.2.4                     making any payment of which the amount of a single payment is not less than (or equivalent to) RMB 50 thousand or the cumulative total amount is not less than (or equivalent to) RMB 1 million;

7.2.5                     liquidating, dissolving or declaring termination;

7.2.6                     merging with any third party, acquiring the assets or equity interests of any third party, or otherwise invest in any third party; or

7.2.7                     lending or borrowing any loan or providing guarantee or security of any kind, or to undertake any other material obligations beyond its ordinary business operations.

7.3.                The Domestic Company covenants, the Existing Shareholders will ensure the Domestic Company not to take or allow any conduct or act which may have adverse effect on the benefits of the WFOE under this Agreement.

7.4                   During the term of this Agreement, the Domestic Company shall use its best endeavors and take all necessary measures to safeguard the shareholding structure of the Domestic Company, ensure the Domestic Company’s ability to timely obtain all Business Licenses required to carry out its business operations, and maintain all the Business Licenses in effect at any time. Meanwhile, the Domestic Company shall use its best endeavors and take all necessary measures to develop the Domestic Company’s business and ensure the legitimate operations of the Domestic Company. The Domestic Company shall guarantee that they will not do any act or omit to do any act which may damage the Domestic Company’s Assets or business reputation.

7.5                   During the term of this Agreement, upon the WFOE’s request, the Domestic Company shall provide the WFOE with all its operating and financial information.

7.6                   Without the WFOE’s prior written consent, the Domestic Company shall not distribute dividends or profits to the Existing Shareholders. Once the WFOE requests in writing, the Domestic Company shall distribute all distributable profits to the Existing Shareholders as soon as possible.未

7.7                   During the term of this Agreement, the Domestic Company shall timely notify the WFOE regarding any potential or pending litigations, arbitrations or administrative procedures relating to the assets, business or revenues of the Domestic Company.

7.8                   The Domestic Company shall strictly comply with the terms of this Agreement and other agreements entered with the Existing Shareholders or the WFOE, and shall do any act or omit to do any act which may damage the effectiveness and compulsory enforcement of such agreements.

ARTICLE VIII. TERM OF THE AGREEMENT

8.                          This Agreement shall come into effect from the date of execution by the Parties, and shall terminate once all of the Option Equity Interests have been legally transferred to the WFOE and/or other entity or individual designated by the WFOE as agreed in accordance with this Agreement.

ARTICLE IX. NOTICE

9.1                   All notices, requests, demands and other correspondences required by or in accordance with this Agreement shall be delivered to the relevant Party in writing.

9.2                   The above notices or other correspondences shall be deemed to be properly delivered upon sending when delivered through fax or telegraph, upon delivered in person when personally delivered, or at the fifth (5th) day of mailing if sent by mail.

ARTICLE X. DEFAULT LIABILITIES

10.1             The Parties agree and acknowledge that, in the event that a Party (the “Defaulting Party”) substantially violates any of the agreements hereunder or fails to perform any of its obligations hereunder substantially, it shall constitute a default under this Agreement (the “Default”).  The non-defaulting party (the “Non-defaulting Party”) shall be entitled to request the Defaulting Party to rectify the Default or take remedial measures within a reasonable period.  In the event that the Defaulting Party fails to rectify the Default or take remedial measures within a reasonable period or within ten (10) days after a written notice sent by the Non-defaulting Party to the Defaulting Party requesting for the rectification, and if the Defaulting Party is the Existing Shareholder or the Domestic Company, the Non-defaulting Party shall be entitled to determine, at its sole discretion, to: (1) terminate this Agreement and request the Defaulting Party to indemnify all losses incurred by the Non-defaulting Party, or (2) request the Defaulting Party to continue to perform its obligations hereunder and indemnify all losses incurred by the Non-defaulting Party; if the Defaulting Party is the WFOE, the Non-defaulting Party shall be entitled to request the Defaulting Party to continue to perform its obligations hereunder and to indemnify all losses incurred by the Non-defaulting Party.

10.2            The Parties agree and acknowledge that the Existing Shareholders and the Domestic Company shall not request to terminate this Agreement for any reason under any circumstances.

10.3            The rights and remedies hereunder shall be accumulative and shall not preclude any other statutory rights or remedies.

10.4            Notwithstanding any other provisions hereunder, this Article shall survive the suspension or termination of this Agreement.

ARTICLE XI. MISCELLANEOUS

11.1            This Agreement shall be signed in eight [5] originals in Chinese. Each original shall have equal legal force, and each Party shall retain one (1) original of this Agreement in each language.

11.2            The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

11.3            Any dispute arising out of or relating to this Agreement shall be settled by the disputing Parties through consultation. In case the disputing Parties fail to reach an agreement within thirty (30) days of the dispute, such dispute may be submitted by any Party to the [Beijing] Arbitration Commission (“BAC”) for arbitration by three arbitrators designated in accordance with the arbitration rules of BAC then in effect.  The arbitration award shall be final and binding upon any Party.

11.4            Any right, power and remedy granted to a Party under any provision of this Agreement shall not preclude any other right, power or remedy such Party is entitled to under any laws or regulations or any other provision of this Agreement.  The exercise of its right, power and remedy by a Party shall not preclude the exercise of any other right, power and remedy that such Party is entitled to.

11.5            Any Party’s failure or delay in exercising any of its right, power and remedy (“Such Rights”) under this Agreement or laws shall not result in a waiver of Such Rights, nor shall any single or partial waiver of any Such Right preclude any exercise of Such Right in other manner or the exercise of any other Such Rights by such Party.

11.6            The headings in this Agreement shall be for reference purpose only and shall not be used for or affect the construction of the Agreement in any event.

11.7            Each provision of this Agreement shall be severable and independent of each of the other provision.  In the event that one or several provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected.

11.8            This Agreement, once executed, shall supersede any prior other legal documents executed previously by and among the Parties regarding the same subject hereof. Any amendment or supplement to this Agreement shall be made in writing, and shall take effect after duly executed by the Parties.

11.9            Without prior written consent of the WFOE, the Existing Shareholders shall not transfer any of its rights and/or obligations hereunder to any third party.  The WFOE shall be entitled to transfer any of its rights and/or obligations hereunder to any third party designated by it after notifying the Existing Shareholders and the Domestic Company.

11.10     This Agreement shall be binding upon the legal successor of each Party.

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[Signature Page of the Exclusive Purchase Option Agreement]

IN WITNESS WHEREOF, this Exclusive Purchase Option Agreement has been duly executed by the Parties as of the date and at the place first above written.

[BEIJING YOUYUE HUDONG INFORMATION SCIENCE CO., LTD.]
(Company Seal)

Signature:	/s/ Lu Tao
Name:	[ Tao LU ]
Title:	Legal Representative

[ Tao LU ]

Signature:	/s/ Lu Tao

[ Hui SONG ]

Signature:	/s/ Song Hui

[ Yu ZHANG ]

Signature:	/s/ Zhang Yu

[BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD. ]
(Company Seal)

Signature:	/s/ Yahong Zhang
Name:	[ Yahong ZHANG ]
Title:	Legal Representative

Exhibit I:

Form of Exercise Notice

To: [Name of the Existing Shareholders]

Whereas our company has entered into an EXCLUSIVE PURCHASE OPTION AGREEMENT (the “Agreement”) with you and [     ] (“Domestic Company”) on                    , 2015, under which, to the extent as allowed under the PRC laws and regulations, you shall, upon request of our company, transfer to our company or any third party designated by our company the equity interests held by you in the Domestic Company.

Now therefore, our company hereby notifies you as follows:

Our company hereby request to exercise the Purchase Option under the Agreement to purchase                    % of the equity interests held by you in the Domestic Company (the “Equity Interests to Be Transferred”) by our company/[name of the company/individual] designated by our company.  Once you receive this notice, please promptly transfer the Equity Interests to Be Transferred to our company/[name of the company/individual] designated by our company in accordance with the Agreement.

Yours Sincerely,

[ ] (Company Seal)

Legal Representative:

Date:

Exhibit II:

Form of Power of Attorney

I, [                    ], hereby irrevocably authorize [                     ] to act as my authorized representative to execute the Equity Transfer Agreement regarding the transfer of the equity interests in [the Domestic Company], by and among [the Domestic Company], [the WFOE] and me, and other relevant legal documents.

Signature:

Date: